UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 25, 2012

Penson Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32878	75-2896356
(Commission File Number)	(IRS Employer Identification No.)

1700 Pacific Avenue, Suite 1400

Dallas, Texas 75201

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (214) 765-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 25, 2012, SAI Holdings, Inc. (“SAI”), a Texas corporation and a wholly-owned subsidiary of Penson Worldwide, Inc. (“PWI” or the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with PNK (SA), LLC, a Texas limited liability company (“PNK”) and SAMCO Capital Markets, Inc., a Texas corporation (“SAMCO”). Pursuant to the Agreement, SAI sold to PNK certain assets (the “SAI Property”) comprising all of its rights, title and interest in: (a) certain promissory notes issued by Retama Development Corporation (“RDC”) in the aggregate original principal amount of $800,000 secured by a Deed of Trust, Security Agreement and Fixture Filing executed by the RDC; and (b) certain assets acquired pursuant to the public foreclosure auctions of collateral securing certain non-accrual receivables, including (i) SAI’s holdings of RDC revenue bonds, (ii) a certain funding agreement between the RDC and Call Now, Inc., and (iii) certain assets and interests related to the RDC, as described in Schedule I of the Agreement, for a total purchase price of $6,955,000 in cash. Under the Agreement, SAMCO also agrees to sell certain assets to PNK. The sale under the Agreement (the “Sale”) was closed on April 25, 2012.

This summary description of the Agreement above does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.06	Material Impairment.

On or about April 25, 2012, the Company determined that as a result of the Sale of the SAI Property described in Item 1.01 above, which description is incorporated by reference into this Item 2.06, the Company expects to record a bad debt expense of approximately $0.545 million and a write down of the RDC related assets of approximately $16.1 million, which will be recognized in its financial statements for the fiscal quarter ended March 31, 2012. The exact amount of the charge resulting from the Sale will be determined in connection with the preparation of the financial statements for the fiscal quarter ended March 31, 2012. The Company will not receive any current tax benefit from the sale.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Asset Purchase Agreement, dated April 25, 2012, between SAI, PNK, PWI and SAMCO.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penson Worldwide, Inc.

Date: April 25, 2012	By:	/s/ Philip A. Pendergraft
Philip A. Pendergraft
Chief Executive Officer